UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2022

MAGENTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38541	81-0724163
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Technology Square Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 242-0170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	MGTA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2022, the Board of Directors (the “Board”) of Magenta Therapeutics, Inc. (the “Company”) unanimously appointed Michael Vasconcelles to the Board. Upon his appointment to the Board, Dr. Vasconcelles became a member of the slate of class I directors with terms expiring at the Company’s 2025 Annual Meeting of Stockholders, filling the vacancy on the Board resulting from Alexis Borisy not being nominated for re-election at the Company’s 2022 Annual Meeting of Stockholders. The Board has determined that Dr. Vasconcelles qualifies as an independent director and is qualified to serve under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing rules of the Nasdaq Stock Market LLC. The Board also appointed Dr. Vasconcelles to serve as a member of the Board’s Nominating and Corporate Governance Committee and R&D Committee. For his service on the Board, Dr. Vasconcelles will receive the same compensation as other non-management directors. Dr. Vasconcelles has also entered into the Company’s standard form of indemnification agreement.

Dr. Vasconcelles is a medical oncologist with more than 30 years of experience in research, medical operations, clinical trial design and strategic leadership in healthcare. From 2019 to 2022 he served as Chief Medical Officer at Flatiron Health, a healthtech company dedicated to improving cancer treatment and advancing research. Prior to joining Flatiron, Dr. Vasconcelles served from 2015 to 2019 as Chief Medical Officer at Unum Therapeutics, a cell and gene therapy company developing autologous engineered T-cell products for the treatment of cancer. Prior to Unum, Dr. Vasconcelles worked at Takeda/Millennium from 2012 to 2015, where he was Senior Vice President and head of the oncology therapy area unit. Prior to Takeda/Millennium, from 2000 to 2011 Dr. Vasconcelles was Group Vice President and the global therapeutic area head, transplant and oncology, at Genzyme Corporation, where he was responsible for clinical development of the transplant and oncology portfolio and a member of the Transplant and Oncology Business Unit management team. Following Sanofi’s acquisition of Genzyme, Dr. Vasconcelles worked at Sanofi Oncology from 2011 to 2012 as head, personalized medicine and companion diagnostics. Dr. Vasconcelles currently serves on the board of directors of Molecular Partners, a clinical-stage biotech based in Zurich, Switzerland, where he has served as director since 2020.

From 1996 to 2021 Dr. Vasconcelles taught as a clinical instructor at Harvard Medical School, and he is currently an associate physician at the Dana-Farber Cancer Institute and the Brigham & Women’s Hospital, where he has served since 1996. Dr. Vasconcelles completed his postgraduate training in internal medicine at the Beth Israel Hospital and in hematology-oncology at the Brigham and Women’s Hospital, and he received his B.A. and M.D. from Northwestern University.

There are no arrangements or understandings between Dr. Vasconcelles and any other persons pursuant to which he was appointed as a director of the Company. There are no family relationships between Dr. Vasconcelles and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On August 17, 2022 the Company issued a press release related to Dr. Vasconcelles’ appointment to the Board. The full text of the Company’s press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On August 15, 2022, the Company and its Chief Medical Officer, Jeffrey Humphrey, parted ways, which was not the result of any disagreement with the Company. Dr. Humphrey is free to pursue other opportunities subject to certain restrictive covenants under his agreements with the Company. Dr. Humphrey has played an important role in helping to build the Company’s clinical development organization.

Effective immediately, Shawn Rose, M.D., Ph.D., Senior Vice President, will assume the role of Senior Vice President and Head of Clinical Development and take on additional responsibilities to advance the Company’s clinical development programs. Dr. Rose joined the Company in February 2022, leading the Company’s medical and safety operations. Prior to joining the Company, Dr. Rose served as Vice President, Clinical Development of Annexon Biosciences where he served as the Head of Immunology Development and Clinical Pharmacology, and prior to that, Dr. Rose had roles of increasing responsibility in clinical development in immunology and translational medicine at Janssen and Bristol Myers Squibb.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit relating to Item 7.01 shall be deemed to be furnished and not filed:

99.1	Press Release dated August 17, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGENTA THERAPEUTICS, INC.

Date:	August 17, 2022
By:	/s/ Stephen Mahoney
Stephen Mahoney
Title:	Chief Financial and Operating Officer